Exhibit 3.1

Series Collection Drop 001, a Series of Otis Collection LLC

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Limited Liability Company Agreement of Otis Collection LLC, as in effect as of the effective date set forth below (the “Operating Agreement”). References to Sections and Articles set forth herein are references to Sections and Articles of the Operating Agreement.

Name of Series	Series Collection Drop 001, a Series of Otis Collection LLC (“Series Collection Drop 001”).

Effective Date of Establishment	November 22, 2019.

Managing Member	Otis Wealth, Inc. was appointed as the Managing Member of the Series Collection Drop 001 with effect from the date of the Operating Agreement and shall continue to act as the Managing Member of Series Collection Drop 001 until dissolution of Series Collection Drop 001 pursuant to Section 11.01(b) or its removal and replacement pursuant to Section 4.03 or ARTICLE X.

Initial Member	Otis Wealth, Inc.

Series Collection Drop 001 Asset	The Series Collection Drop 001 Asset shall be one copy of Amazing Spider-Man #129 acquired by Series Collection Drop 001 as at the date of this Series Designation and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series Collection Drop 001 from time to time, as determined by the Managing Member in its sole discretion.

Asset Manager	Otis Wealth, Inc.

Asset Management Fee	Pursuant to the Asset Management Agreement, the Asset Manager is entitled to a Sourcing Fee as compensation for sourcing the Series Collection Drop 001 Asset that is equal to 2.20% of the gross proceeds of the Offering, which the Asset Manager may waive in its sole discretion.

Issuance	Subject to Section 6.03(a), the maximum number of Series Collection Drop 001 Interests the Company can issue is 600.

Number of Series Collection Drop 001 Interests held by the Managing Member	Upon designation of Series Collection Drop 001, the Managing Member was granted a single interest in Series Collection Drop 001.

Broker	North Capital Private Securities Corporation

Brokerage Fee	1% of the purchase price of the Series Collection Drop 001 Interests sold in the offering of the Series Collection Drop 001 Interests (excluding the Series Collection Drop 001 Interests acquired by the Managing Member)

Other Rights	Holders of Series Collection Drop 001 Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series Collection Drop 001 Interests.

Officers	There shall initially be no specific officers associated with Series Collection Drop 001, although, the Managing Member may appoint officers of Series Collection Drop 001 from time to time, in its sole discretion.

Minimum Interests	One (1) Interest per Member.